Exhibit 99.2
Updated Financial Disclosure
As of September 30, 2022, we estimate we had approximately $1.11 billion in cash, cash equivalents and marketable securities. This financial data as of September 30, 2022 is preliminary and is based on information available to management as of the date of this prospectus supplement and is subject to completion by management of our unaudited condensed consolidated financial statements as of and for the nine-months ended September 30, 2022. Our independent registered public accountants have not audited, reviewed or performed any procedures with respect to such preliminary financial data and accordingly do not express an opinion or any other form of assurance with respect thereto. These results could change as a result of further review. Complete quarterly results will be included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.